Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-221644 and 333-233465 on Form S-8, and Registration Statement No. 333-260532 on Form S-3, of Metropolitan Bank Holding Corp. and Subsidiary of our report dated February 28, 2023, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

New York, New York
February 28, 2023